                            PRODUCT ROYALTY AGREEMENT
                            -------------------------


THIS PRODUCT ROYALTY AGREEMENT is made and entered into as of DECEMBER 28, 1993 (the "Effective Date") by and between BEI MEDICAL SYSTEMS INC., a Delaware corporation ("Company") and MILTON H. GOLDRATH, M.D. ("Goldrath").


                                    RECITALS
                                    --------

     WHEREAS Company and Goldrath are parties to that Option Agreement dated 12/28/93 (the "Option Agreement"); and

     WHEREAS pursuant to Section 1.3 of the Option Agreement, the Company has acquired the "Proprietary Rights" (below defined) and, as the consideration therefore, has agreed to enter into this agreement with respect to the making of certain payments to Goldrath as a result; and

     WHEREAS in connection with said acquisition, Company and Goldrath have entered into a "Consulting Agreement" of even date herewith, providing for the provision by Goldrath of certain consulting services to the Company regarding governmental approval for and the development and use of the Covered Products (the "Consulting Agreement").

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

   1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings respectively set forth below:

   A. "AFFILIATE" means a company controlling, controlled by or under common control with the Company, where "control" means majority-ownership.

   B. "COVERED PRODUCTS" means the products listed on Schedule 1, and any and all modifications, enhancements and improvements thereto.

   C. "FDA APPROVAL" means written authorization from the US Food and Drug Administration for the Company to commence commercial sale of a Covered Product in the United States.

   D.     [*]




[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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   E.    [*]

   F. "PATENT" means the patents and patent applications listed on Schedule 2, and any patents, which may issue on the Proprietary Rights and foreign counterparts thereof.

   G. "PROPRIETARY RIGHTS" means all ideas, information, designs, inventions, patents, patent applications, copyrights, rights in mask works, trademarks, technology, products and product rights, product improvements or modifications, designs or processes or other proprietary rights of every kind and type created or discovered by Goldrath heretofore or during the term of this Agreement and relating to the design, manufacture, use and/or improvement of the Covered Products, including but not limited to those items identified on Schedule 2; all right, title and interest in and to the Proprietary Rights has been acquired by the Company, pursuant to its exercise of the right and option granted by the Option Agreement.

   H. "ROYALTY-BEARING PRODUCT" means the Covered Products more particularly identified and Schedule 1 as such, and any and all modifications, enhancements and improvements thereto, but in each instance only if and for so long as such item is covered by a valid claim of a Patent or is intended for use in a Procedure covered by a valid claim of a Patent.

   I. "ROYALTY TERM" means the period commencing on the Effective Date and continuing until the expiration of the last to expire of the Patents covering the products sold by Company or the method practiced using such products or, if lesser, for so long as the Company is selling the particular Royalty-Bearing Product.

   2.  ROYALTIES.   Subject to Section 3, Company agrees as follows:

   A. The Company will pay to Goldrath a [*] royalty on the [*] of all items of Royalty Bearing Product.

     Goldrath acknowledges and agrees that, subject to Section 2.C, he is not entitled to receive any royalties on any product (including any other portion of the Covered Products) other than the Royalty-Bearing Products, and only a single royalty shall be paid on any Royalty-Bearing Product.


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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   B.    The Company's payment of earned royalties hereunder is subject to the following [*], during [*] only (no such [*] is due for any subsequent period):

                 [*]                                             [*]

                 [*]                                             [*]
                 [*]                                             [*]
                 [*]                                             [*]

Within sixty (60) days the end of each such [*], the Company shall pay to Goldrath the positive result, if any, of (1) the applicable [*] amount from the table above MINUS (2) the sum of (i) the [*] paid under Section 2.A for all periods ending on that date plus (ii) all [*] previously paid Goldrath pursuant to this Section 2.B.

   C. If Royalty-Bearing Products are sold together with other items as part of a Bundled Product, unless otherwise agreed, the Net Sales Revenues resulting from such sale will be based on the allocable portion (determined on a pro rata basis, based on the Company's stand alone published list prices for the items being sold together) of the total net sales revenues (determined in the same manner as Net Sales Revenues) from the sale of said Bundled Product. For this purpose, a "Bundled Product" is a combination of Royalty-Bearing Products and other items that is marketed collectively as a single product and/or for a single price (e.g, as a so-called "kit").

   D. Within sixty (60) days after the end of each of its fiscal quarters, the Company shall provide a written royalty report to Goldrath setting forth the amount of royalties due hereunder with respect to the fiscal quarter just ended and a general description of how that amount was calculated. Payments under
Section 2.A (and Section 2.B if applicable) are due concurrently with the delivery of said report.

   E. Goldrath shall have the right to cause a third party auditor, hired by him on a non-contingency fee basis and reasonably acceptable to Company, to enter Company's premises where the Company's books and records relating to the Royalty-Bearing Products are normally kept, after reasonable prior written notice and during normal business hours, for purposes of auditing or inspecting all such books of account for the period(s) requested in such notice. The cost of any such audit or inspection shall be borne by Goldrath; provided, however, the Company shall bear the reasonable costs thereof if it is finally determined that the amount of royalties paid by for the period(s) audited or inspected is, in the aggregate, less that ninety percent (90%) of the aggregate amount of royalties actually due hereunder for said period(s). If any such audit or inspection reveals that an overpayment or underpayment of royalties may have occurred, then the necessary correcting payment shall be made within thirty (30) days after the amount of the discrepancy is finally determined.

   F. If the Company determines that the royalties provided for herein are excessive (e.g., if an expected patent does not issue or an applicable patent lapses, is held invalid or



[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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otherwise is not enforceable) and/or render the affected Royalty-Bearing
Products commercially noncompetitive as to price (based on the Company's average net selling price (as reasonably set by the Company with due consideration for competition and other market factors and any applicable cost-reimbursement guidelines) and cost of goods, and assuming a minimum gross margin before royalties of not less than [*] (or higher, if typical in the Company's industry for such products) is a commercially reasonable requirement), then upon Company's request, the Company and Goldrath shall negotiate, reasonably and in good faith, a reduction in such royalties; provided, however, in no event shall said royalties be reduced except by mutual agreement in writing (agreement not to be unreasonably withheld).

   3.    LIMITATIONS.   The Company's obligations hereunder are subject to the
following:

   A. Goldrath acknowledges and agrees that the Company does not have any express or implied duties of diligence with respect to the commercialization of any Covered Product or Royalty-Bearing Product except as specifically provided in Section 4 and does not in any way guarantee or promise any particular outcome or level of sales with respect thereto or royalties hereunder except as provided in Section 2.B. Subject to Section 4, the Company reserves the right to (and may) market and promote the Covered Products and the Royalty-Bearing Products as and to the extent it determines is commercially reasonable; make changes (s) and improvement(s) to any Covered Product(s) and or Royalty-Bearing Product(s) at any time (even if the direct or cumulative effect or result of such change(s) and/or improvement(s) is that the resulting product ceases to be a "Covered Product" or a "Royalty-Bearing Product", as the case may be, hereunder), so long as such change or improvement is not made in bad faith for the sole purpose of royalty avoidance; and/or discontinue the marketing, promotion and sale of any Covered Product(s) or Royalty-Bearing Product(s) at any time.

   B. The Company's obligation to pay royalties and [*] pursuant to Section 2 is at all times subject to the condition precedent that, since the date of the last royalty payment to him hereunder (or the Effective Date, in the case of the first such payment), Goldrath has complied with Section 6.

   4. REPURCHASE OPTION. As soon as practicable following receipt of the FDA Approval, the Company shall initiate and maintain direct and/or indirect marketing and/or distribution arrangements, on a commercially reasonable basis to make Covered Product(s) available for purchase by end users throughout the United States. The Company may elect to cease to maintain such US marketing and/or distribution arrangements ("US Commercial Arrangements") at any time upon written notice to Goldrath. However, if the Company ceases US Commercial Arrangements for reasons other than governmental regulatory rulings or orders (or the effect thereof), than as Goldrath's sole and exclusive right and remedy in such event, Goldrath shall have the right and option to reacquire the Proprietary Rights (the "Repurchase Option") as follows:

   A. Goldrath may exercise the Repurchase Option only by written notice to the Company specifying a closing date at least ninety (90) days after the date the Company receives said notice. If, however, during said ninety (90) day period the Company resumes the US Commercial Arrangements and advises Goldrath in writing of such resumption, then Goldrath's


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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exercise of the Repurchase Option shall be void and have no effect and said closing shall not occur.

   B. Subject to the preceding sentence, the closing of the Repurchase Option shall occur on the date specified in Goldrath's notice; at said closing the Company shall assign over and sell to Goldrath (1) all of the Company's right, title and interest in and to the Proprietary rights and the FDA Approval in consideration of Goldrath's execution of a written agreement implementing
Section 4.C, the mutual termination of the Agreement, and Goldrath's release of the Company of any and all liabilities and obligations hereunder (other than payment of earned royalties under Section 2.A then accrued and unpaid), all effective as of the closing. Goldrath shall have an option, exercisable at the closing, to acquire all of the Company's then finished goods and work-in-progress inventory of Covered Products, exclusive of any such inventory retained by the Company for the purpose of satisfying its then existing contractual obligations, in consideration of Goldrath's payment of the Company's documented cost thereof.

   C.

  (1) If Goldrath reacquires the Proprietary Rights pursuant to an exercise of the Repurchase Option, then Goldrath will pay to the Company [*] of the royalties and other revenues received by Goldrath from the licensing or other commercial exploitation of the Proprietary Rights and/or the sale of Covered Products and Royalty-Bearing Products until such time as the Company has been reimbursed for the out-of-pocket costs and expenses incurred by it in connection with the development of the Covered Products and the Royalty-Bearing Products, the prosecution and maintenance of any Patents, and the obtaining and maintaining of the FDA Approval (and any other governmental or regulatory approval applicable to the Covered Products and the Royalty-Bearing Products). Such reimbursement shall be limited to the direct costs incurred by the Company and shall not include reimbursement of any payments to Goldrath for services performed under the Consulting Agreement.

  (2) If Goldrath does not purchase Company's inventory after exercise of the Repurchase Option, then Company shall have a license under the Proprietary Rights to sell its inventory of finished goods and products completed based on work-in-process inventory existing as of the date of the Company's election to cease to maintain U.S. marketing and/or distribution arrangements, subject to the obligations of the Company pursuant to Paragraph 2 of this Agreement.

   5. SEEKING FDA APPROVAL. The Company covenants that it will diligently prosecute its application (s) for the FDA Approval and will use reasonable efforts to obtain the FDA Approval in a timely manner. Goldrath will assist the Company in connection with the obtaining of the FDA Approval by performing services under the Consulting Agreement. In that regard, however, Company and Goldrath agree that:

   A. The timing of any submission to the FDA regarding or relating to any Covered Product or Royalty-Bearing Product and/or their use (or any portion or aspect thereof) will be as jointly agreed by the Company and Goldrath, and

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   B.    Goldrath will have the right of veto over site selection for clinical trials for the Covered Products; it is agreed that Columbia University is a test site approved by Goldrath.

   C. Goldrath acknowledges that regulatory review and/or approval(s) in addition to the FDA Approval may be required in connection with the manufacture, marketing and/or sale of the Covered Products and/or Royalty-Bearing Products and that the obtaining or (and the length of time necessary to obtain) the FDA Approval and any other such review and/or approval(s), once applied for, are outside of the reasonable control of the Company.

   6. NONCOMPETITION. Goldrath agrees that he will not, for himself or for or with third parties, directly of indirectly develop, market or promote, or support the development, marketing or promotion of, any product of that competes with any Covered Product or Royalty-Bearing Product under development, manufactured, marketed or sold by the Company or its affiliates during the Royalty Term. Goldrath nevertheless may do research; may publish papers, articles and the like; may teach classes or conduct training courses; and/or may participate in seminars, conferences, and/or symposia, even though the same includes products competitive with the Covered Products, in each case provided that there is no resulting violation of Section 8 and Goldrath's primary purpose is not development, promotion and/or marketing of such competitive products.

   7. TERM. The term of the parties' respective rights and obligations under Section, 2, 3, 4 and 5 of this Agreement shall commence on the Effective Date and terminate on the last day of the Royalty Term; provided that the provisions of Section 4.C shall survive until fully performed. The remaining provisions of this Agreement shall survive such, or any other, termination of this Agreement.

   8.    CONFIDENTIAL INFORMATION.

   A. Goldrath agrees that all records and information regarding the Company and/or its affiliates or customers which may be obtained by Goldrath pursuant to or under this Agreement including, without limitation, all confidential; trade secret and proprietary information regarding product development, product development concepts and related technological know-how (collectively, "Company Information") shall be kept confidential and shall be and remain the property of the Company and its affiliates. Goldrath (i) shall not use any Company information except for the benefit of the Company and shall not disclose any Company Information to any third party without the express written consent of Company and (ii) upon request shall promptly deliver to Company all notes, summaries, diagrams, memoranda, computer memory media and all other material containing any portion of the Company Information then in said Goldrath's possession or control.

   B. For purposes of this Section 8, all information, trade secrets, etc. which are acquired by Company by reason of its acquisition of the Proprietary Rights pursuant to the Option Agreement shall be treated and considered as "Company Information" from and after the Effective Date hereof.

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   C.    Each party acknowledges and agrees as follows: (i) the restrictions contained in this Section 8 are reasonable and necessary to protect the other party's legitimate interest; (ii) in the event of a violation of these restrictions, remedies at law will be inadequate and such violation will cause irreparable damages to such other party within a short period of time; (iii) such other party will be entitled to injunctive relief for each and every violation; and (iv) to provide reasonable assistance to the Company in remedying any such unauthorized disclosure or use of any Company Information.

   D. The parties' respective rights and obligations under this Section 8 shall survive the termination of this Agreement for any reason whatsoever. However, this Section 8 shall not be applicable and shall impose no obligation on either party with respect to any Company Information which; (i) was at the time received or thereafter becomes, through no act or failure on the part of the recipient, part of the public domain or generally known or available to the public; (ii) is furnished to a third party by the owner thereof without a similar confidentiality obligation; or (iii) is required to be disclosed by law or by or pursuant to an order of a court or administrative or regulatory agency or authority.

   9.    TAXES.

   A. In order for the Company to submit accurate Form 1099 information to the Internal Revenue Service, and to do other necessary federal, state and local tax reporting, Goldrath is required to promptly and timely provide appropriate tax identification numbers and other necessary information to the Company concerning Goldrath and the form of Goldrath's business.

   B. As an independent contractor, Goldrath will be responsible for filing all tax returns and paying all taxes in a timely manner. No amount will be deducted or withheld for state, local or federal taxes from amounts otherwise due Goldrath. No FICA, FUTA or state unemployment taxes will be payable by the Company on behalf of Goldrath.

   C. The foregoing provisions of this Section 9 notwithstanding, if at any time the Company reasonably determines, after consultation with its professional tax advisors, that tax withholding is required under any applicable law with respect to the amounts payable to Goldrath hereunder, then (i) Goldrath shall promptly reimburse the Company, upon the Company's written request, for any withholding the Company so determines is due taxing authorities on any amounts already received by Goldrath hereunder and (ii) the Company may make withholdings from any amounts thereafter payable hereunder.

  10.    PUBLICITY.   The Company shall not use, publish or disclose the name or the graphic image or photograph of Goldrath in any press releases (trade or media) and/or promotional or marketing materials without the prior written consent of Goldrath.

  11. ASSIGNMENT. Goldrath may not assign or delegate his obligations under this Agreement without the Company's prior written consent, and any such assignment shall not act to release Goldrath from his obligations hereunder. The Company may, in its sole discretion, assign this Agreement in whole or part to any Affiliate of the Company or, with the written consent of Goldrath (not unreasonably withheld) to any other third party.

  12.    GENERAL PROVISIONS.

   A. Neither party will disclose the business terms of this Agreement, except as mutually agreed or except as required by law. A party may disclose the terms of this Agreement to accountants and attorneys and with the prior written consent of the other party (which will not be unreasonably withheld) to prospective purchasers of all or a material portion of the disclosing party's (or, if applicable, its subsidiary's) stock, assets, product lines or businesses; to financiers and lenders; and/or to other professional advisors.

   B. This Agreement shall be subject to the laws of the State of California (notwithstanding the application of its choice of law principles).

   C. Notices under this Agreement shall be in writing, and shall be addressed to the recipient at the address below (or such other address as is specified by written notice given pursuant to this Section 12.C. Notices shall be effective upon receipt. The parties respective addresses for notices are:

     If to Goldrath:
                                    Milton H. Goldrath
                                    31074 Oakleaf
                                    Franklin, Michigan 48025
                  With copy to:
                                    Krass & Young, P.C.
                                    3001 West Big Beaver Road
                                    Suite 624
                                    Troy, Michigan  48084-3109
                                    Attn:  Allen M. Krass, Esq.
     If to the Company:
                                    BEI Medical Systems Company, Inc.
                                    83 Hobart Street
                                    Hackensack, New Jersey  07601
                                    Attn:  Richard W.Turner
                  With copy to:
                                    Pillsbury Madison & Sutro
                                    Ten Almaden Boulevard
                                    San Jose, California  95113
                                    Attn:  F. Kinsey Haffner, Esq.

   D. This Agreement constitutes the complete agreement and understanding between Goldrath and the Company regarding the payment of royalties with respect to the Proprietary Rights, the Covered Products, and the Royalty-Bearing Products. This Agreement supersedes any and all other agreements either oral or written, between Goldrath and the Company regarding said subject matter. Any modification of this Agreement will be effective only if it is in writing, signed by both of the parties.

   E. In the event that individual provisions of this Agreement should be or become invalid, this shall not affect the validity of the remaining provisions. In such an instance, the parties will replace any invalid provision by such valid provision, which comes as close as possible to the economic purpose of the invalid provision. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.

   IN WITNESS WHEREOF, the parties have executed this Agreement intending to be bound hereby as of the Effective Date.

    Company:                                  Goldrath:

    BEI Medical Systems Company, Inc.         /s/ Milton H. Goldrath, M.D.
                                              ----------------------------------
                                              Milton. H. Goldrath, M.D.
    By:     /s/ Thomas W. Fry
            -------------------------------
            Thomas W. Fry
    Title:  V.P. Finance & Administration


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                                   SCHEDULE 1

                                COVERED PRODUCTS
                                ----------------

         A system for perfusion of the uterus to accomplish endometrial ablation.

                            ROYALTY BEARING PRODUCTS
                            ------------------------

         The components of a system for perfusion of the uterus to accomplish endometrial ablation which form the sterile perfusion fluid pathway, namely;

     A.  [*]

     B.  [*]

     C.  [*]


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                                   SCHEDULE 2

                         PATENT AND PATENT APPLICATIONS
                         ------------------------------

     1)    [*]

     2)    [*]

     3)    [*]








[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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